DIREXION FUNDS
SERVICE CLASS
DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Service Class Distribution Plan shall be 1.00% for each of the following Series:

Total Market Bull 2.5X Fund	Total Market Bear 2.5X Fund
S&P 500® Bull 2.5X Fund	S&P 500® Bear 2.5X Fund
NASDAQ-100® Bull 2.5X Fund	NASDAQ-100® Bear 2.5X Fund
Mid Cap Bull 2.5X Fund	Mid Cap Bear 2.5X Fund
Small Cap Bull 2.5X Fund	Small Cap Bear 2.5X Fund
Equity Income Bull 2.5X Fund	Equity Income Bear 2.5X Fund
NASDAQ-100® Bull 1.25X Fund	S&P 500® Bear 1X Fund
Dow 30 Bull 1.25X Fund

Dollar Bear 2.5X Fund	Dollar Bull 2.5X Fund

Japan Bull 2X Fund	Japan Bear 2X Fund
Emerging Markets Bull 2X Fund	Emerging Markets Bear 2X Fund
Developed Markets Bull 2X Fund	Developed Market Bear 2X Fund
Latin America Bull 2X Fund	Latin America Bear 2X Fund
BRIC Bull 2X Fund	BRIC Bear 2X Fund
Brazil Bull 2X Fund	Brazil Bear 2X Fund
China Bull 2X Fund	China Bear 2X Fund
India Bull 2X Fund	India Bear 2X Fund
Russia Bull 2X Fund	Russia Bear 2X Fund
EM Debt Bull Fund	EM Debt Bear Fund

Commodity Trends Strategy Fund
Clean Energy Bull 2X Fund	Clean Energy Bear 2X Fund
Real Estate Bull 2X Fund	Real Estate Bear 2X Fund
Commodity Bull 2X Fund	Commodity Bear 2X Fund
Biotech Bull 2X Fund	Biotech Bear 2X Fund
Oil & Gas Bull 2X Fund	Oil & Gas Bear 2X Fund
Precious Metals Bull 2X Fund	Precious Metals Bear 2X Fund
Healthcare Bull 2X Fund	Healthcare Bear 2X Fund
Financial Bull 2X Fund	Financial Bear 2X Fund

10 Year Note Bull 2.5X Fund	10 Year Note Bear 2.5X Fund

Dynamic High Yield Bond Fund	HY Bear Fund
US Government Money Market

Evolution Managed Bond Fund	Evolution All-Cap Equity Fund
Evolution Large Cap Fund	Evolution Small Cap Fund
Evolution Total Return Fund
Spectrum High Yield Plus Fund	Spectrum Global Perspective Fund
Spectrum Equity Opportunity Fund
Spectrum Equity Opportunity Fund

HCM Freedom Fund

Dated:  August, 1997, as amended most recently on June 4, 2008.